UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

Vestin Fund III, LLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

On or about January 30, 2007, Vestin Fund III, LLC (“Fund III”) mailed the attached letter to unitholders of Fund III regarding the special meeting scheduled for March 5, 2007.

January 30, 2007

Dear Member:

Enclosed are a notice for a special meeting of members, a proxy statement, the proxy card and a return envelope for Vestin Fund III, LLC (the “Company”). The special meeting has been scheduled for March 5, 2007 at 10:00 A.M. Pacific Time at the Suncoast Hotel & Casino located at 9090 Alta Drive, Las Vegas, Nevada 89145.

The purpose of the meeting is to vote on amending and restating the Second Amended and Restated Operating Agreement with the Third Amended and Restated Operating Agreement. The Third Amended and Restated Operating Agreement will limit the Company’s purpose to investing in mortgage loans. If adopted, the Company would no longer acquire and own income producing real property for investment purposes. We encourage you to read carefully the enclosed proxy statement.

The enclosed proxy card represents your vote on the Third Amended and Restated Operating Agreement. Your vote is important. It is not necessary for you to attend the special meeting, but you do need to complete the proxy card indicating your vote. Please sign and return the proxy card as soon as possible in the return envelope provided in this package. You may also fax your completed proxy card to us at (702) 227-5247. Please include both the front and back sides of the proxy card in your fax.

If you have any questions or need another copy of the proxy statement or proxy card, please call (702) 227-0965 immediately. The proxy statement is also available free of charge on the SEC website at www.sec.gov.

Sincerely,

Mike Shustek
President, Vestin Mortgage, Inc.
Sole Manager of Vestin Fund III, LLC